Exhibit 11- Computation of Earnings Per Share

BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Computation of Per Share Income

                                                         Three months ended June 30,       Six months ended June 30,
                                                                   2000         1999               2000         1999
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Net Income                                                   $1,250,000   $1,167,000         $2,460,000   $2,120,000
Common Equivalent Shares:
Weighted Average Common Shares Outstanding                    4,237,597    4,249,047          4,244,081    4,246,931
Weighted Average Common Equivalent Shares                        20,773       27,636             22,026       28,912
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Weighted Average Common and Common Equivalent Shares          4,258,370    4,276,683          4,266,107    4,275,843
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Net Income per Common Equivalent Share                            $0.29        $0.27              $0.57        $0.49